UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 17, 2010

NORTEL NETWORKS CORPORATION

(Exact name of registrant as specified in its charter)

CANADA	001-07260	98-0535482
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5945 AIRPORT ROAD, SUITE 360, MISSISSAUGA, ONTARIO, CANADA	L4V 1R9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 905-863-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A is being filed to correct a typographical error in the announcement date. The correct date of the announcement was December 17, 2010. Other than the correction to that date, the Form 8-K is unchanged. For convenience, we have included in this filing the entirety of the original filing, as amended, to correct the typographical error.

Item 8.01	Other Events

On December 17, 2010, Nortel Networks Corporation (NNC) announced the completion of another milestone in its creditor protection proceedings. Nortel’s principal operating subsidiary Nortel Networks Limited and Nortel Networks Technology Corporation (together, Nortel) have completed the sale of Nortel’s Ottawa Carling Campus to Public Works and Government Services Canada (PWGSC) for a cash purchase price of CDN$208 million.

As previously announced, the sale provides that Nortel will continue to occupy parts of the Campus for varying periods of time to facilitate Nortel’s continuing work on its global restructuring including work under the transition services agreements with the various buyers of Nortel’s sold businesses. All other existing leases are assumed by PWGSC, including leases with buyers of Nortel’s businesses. With respect to the lease with Ciena, the purchaser of the Optical Networking and Carrier Ethernet (MEN) business, Nortel, pursuant to a direction by PWGSC under the sale agreement, exercised its early termination rights under the lease, shortening the lease from 10 years to 5 years. This resulted, pursuant to a lease with Ciena, in the payment to Ciena of US$33.5 million from funds escrowed in connection with the closing of the MEN sale. Also as previously announced and reported, Nortel intends to repay to Nortel Networks Inc. from the proceeds of the Ottawa Carling Campus sale US$75 million outstanding under an intercompany loan agreement.

As previously announced, Nortel does not expect that the Company’s common shareholders or the NNL preferred shareholders will receive any value from the creditor protection proceedings and expects that the proceedings will result in the cancellation of these equity interests.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS CORPORATION

By:	/S/ ANNA VENTRESCA
Anna Ventresca General Counsel-Corporate and Corporate Secretary

By:	/S/ CLARKE E. GLASPELL
Clarke E. Glaspell Controller

Dated: December 21, 2010